Exhibit 10.4

PEPCO HOLDINGS, INC.

RESTRICTED STOCK UNIT AGREEMENT

(Director Award)

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is effective this      day of             , 20     (the “Date of Grant”), by and between Pepco Holdings, Inc. (the “Company”), and                             , a non-employee director of the Company (the “Director”).

WHEREAS, the Company has adopted the Pepco Holdings, Inc. 2012 Long-Term Incentive Plan, as it may be amended, amended and restated and/or restated from time to time (the “Plan”).

WHEREAS, on             , 20    , the Board granted to the Director a Director Award consisting of                      Restricted Stock Units under the Plan (the “Award”).

WHEREAS, the Company desires to enter into an agreement with the Director evidencing the grant to the Director of the Award approved by the Board on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and the Director agree as follows:

1. Director Award. The Award is a Director Award under the Plan, consisting of                      Restricted Stock Units. The Restricted Stock Units are notional units of measurement denominated in shares of Stock (i.e., one Restricted Stock Unit is equivalent in value to one share of Stock, subject to the terms hereof). The Restricted Stock Units represent an unfunded, unsecured contractual right and shall be considered a Service-Based Award for purposes of the Plan.

2. Vesting. This Award shall vest, as follows:

(a) On the earlier of (i) the first anniversary of the Date of Grant, or (ii) the date of the Company’s annual meeting of stockholders immediately following the Date of Grant (the “Vesting Date”), this Award shall vest in full, provided that the Director remains continuously as a member of the Board beginning on the Date of Grant and ending on the Vesting Date. Except as otherwise provided by Section 2(b) or 3 hereof, if the Director ceases to serve as a member of the Board prior to the Vesting Date, this Award shall be immediately forfeited in its entirety. The vesting period described in this Section 2(a) shall be referred to herein as the “Restriction Period.”

(b) Upon the Termination without Cause, Disability or death of the Director, during the Restriction Period and, with respect to Disability or death, prior to any termination of the Director’s service as a director of the Company, a portion of the Award shall vest, which portion shall equal the number of Restricted Stock Units covered by this Agreement multiplied by a fraction, the numerator of which shall be the number of days in the Restriction Period during which the Director continuously served as a director of the Company, and the denominator of which shall be the total number of days in the Restriction Period. The portion of this Award not vested as described above shall immediately be forfeited.

Subject to the provisions of Section 17 hereof, any Restricted Stock Units associated with this Award as to which the vesting requirement of this Section 2 has been satisfied shall be payable in accordance with Section 5 hereof.

3. Accelerated Vesting. Notwithstanding the foregoing, if the Director resigns or is removed as a director of the Company prior to the expiration of such Director’s term as such, in each case within 12 months following a Change in Control and within the Restriction Period, all of Restricted Stock Units represented hereby shall vest upon the resignation or removal and be payable in accordance with Section 5 hereof.

4. Dividend Equivalents. Dividend Equivalents under the Plan have been granted in conjunction with this Award, such that any dividend paid in cash on shares of Stock will be credited to the Director as Dividend Equivalents as if the Restricted Stock Units represented hereby were outstanding shares of Stock. Such credit shall be made in the form of additional whole and/or fractional Restricted Stock Units, based on the Fair Market Value of the Stock on the trading day immediately prior to the date of payment of any such dividend. All such additional Restricted Stock Units shall be subject to the same vesting and forfeiture provisions applicable to the Restricted Stock Units in respect of which they were credited and shall be paid in accordance with Section 5 hereof.

5. Payment of Award. Payment of vested Restricted Stock Units (which shall include Restricted Stock Units credited pursuant to Dividend Equivalents described in Section 4) shall be made within thirty (30) days following the earlier of (i) the Vesting Date; or (ii) the vesting of this Award in whole or in part pursuant to Sections 2(b) or 3 hereof, but subject in each case, as applicable, to (i) the provisions of Section 17 hereof, and (ii) any delay that may be required under Section 16 hereof. The vested Restricted Stock Units shall be paid in the form of one share of Stock for each Restricted Stock Unit, minus deductions for applicable minimum statutory withholding taxes as set forth in Section 11 of this Agreement.

6. Nontransferability of Award. None of the Restricted Stock Units covered hereby (including any Dividend Equivalents described in Section 4) may be assigned or alienated, and shall not be subject to attachment or other legal process except (i) to the extent specifically mandated and directed by applicable state or Federal statute; (ii) as provided in Section 11 this Agreement with respect to withholding of applicable taxes; or (iii) pursuant to a Permitted Transfer. Any attempted disposition of this Award or the Restricted Stock Units (or any interest herein) in violation of this Section 6 shall be null and void.

7. Terms and Conditions. The terms and conditions included in the Plan are incorporated herein by reference, and to the extent that any conflict or ambiguity may exist between the terms and conditions included in this Agreement and the terms and conditions included in the Plan, the terms and conditions included in the Plan shall control. By execution of this Agreement, the Director acknowledges receipt of a copy of the Plan and further agrees to be bound thereby and by the actions of the Board pursuant to the Plan.

8. No Rights as a Stockholder. The Restricted Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting rights or any other rights of a stockholder of the Company upon the Director, and the Director will not acquire any voting rights or any other rights of a stockholder of the Company unless and until such Restricted Stock Units have vested and shares of Stock underlying such Restricted Stock Units have been issued and delivered to the Director. The Company shall not be required to issue or transfer any certificates representing shares of Stock upon vesting of the Award until all applicable requirements of any law, rule or regulation have been compiled with, and any required government agency approvals have been obtained. Further, no issue or transfer of such certificates shall occur until such shares of Stock have been duly listed on any securities exchange on which the Stock may then be listed.

9. Stock Issuable Upon Vesting. Upon vesting of the Award and payment of Stock pursuant to Section 5 hereof, the Director shall be provided with the certificate(s) or certificate number(s) evidencing ownership of the shares of such Stock, subject to the implementation of an arrangement with the Director to effectuate all necessary tax withholding. If the shares of Stock evidenced by such certificate(s) were not offered and sold to the Director in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”), the certificate(s) may include a legend noting that the Stock may not be sold or transferred by the Director unless such Stock is registered for resale or unless the Director meets an exemption from registration under the Securities Act. The Company shall follow all requisite procedures to deliver such certificates to the Director; provided, however, that such delivery may be postponed to enable the Company to comply with any applicable procedures, regulations or listing requirements of any government agency, stock exchange, transfer agent or regulatory agency.

10. Tenure. This Agreement shall not constitute an agreement to nominate or otherwise extend or modify the term of the Director as a director of the Company. The Director’s right, if any, to serve the Company as a director of the Company or otherwise shall not be enlarged or otherwise affected by this Agreement or his or her designation as a participant under the Plan.

11. Tax Withholding. The Director acknowledges this Award may give rise to a tax liability and a withholding obligation associated therewith, and that no shares of Stock shall be issuable to the Director hereunder until such withholding obligation is satisfied in full. In accordance with Section 19.C. of the Plan, the Company may withhold up to, but no more than, the minimum applicable statutory federal, state and/or local taxes (collectively, “Tax Withholding Requirements”) at such time and upon such terms and conditions as required by law or determined by the Company. Subject to compliance with any requirements of applicable law, the Director shall have all or any portion of any Tax Withholding Requirements that may be payable in respect of the Award satisfied when due through the payment by the Director of cash to the Company, funded by the disposition on the Director’s behalf or for the Director’s account of shares of Stock which would otherwise be delivered to the Director having an aggregate fair market value equal to the aggregate amount of such Tax Withholding Requirements.

12. Securities Law Compliance. The Company has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Stock subject to the Award. The Company intends to maintain the effectiveness of this registration statement but has no obligation to the Director to do so. If the registration statement ceases to be effective, the Director will not be able to transfer or sell shares of Stock, which were issued to the Director pursuant to the Award at a time that such registration statement was not effective, unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might not be available. The Director agrees that any resale of shares of Stock issued pursuant to the Award shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act and the Securities Exchange Act of 1934, and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Company shall not be obligated to either issue shares of Stock or permit the resale of any such shares if such issuance or resale would violate any such requirements.

13. [Reserved.]

14. Board Authority. The Board shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement and the Plan. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Board in its sole discretion and shall be final, conclusive, and binding. The Board may designate any individual or individuals to perform any of its functions hereunder.

15. Changes in Capitalization. The Restricted Stock Units under this Award shall be subject to the provisions of Section 19.H. of the Plan relating to adjustments for changes to the Company’s capitalization. The Award shall not affect the right of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup or otherwise reorganize.

16. Section 409A. This Agreement shall be interpreted to ensure, to the fullest extent possible, that the payments contemplated hereby comply with Section 409A of the Internal Revenue Code of 1986, as amended, including the Treasury Regulations promulgated thereunder (“Section 409A”). Any payment triggered by a cessation of service as a director of the Company shall be made only upon a separation from service under Section 409A. If, at the time of such separation from service, the Director is a specified employee (as determined under Section 409A), payment shall be delayed to the extent required by Section 409A until the date that is one day after the six month anniversary of such separation from service.

17. Deferral of Payment. The provisions of Section 5 hereof regarding payment of this Award shall be subject to and interpreted in accordance with, in all respects, the deferral elections, if any, of the Director made from time to time in accordance with the Plan.

18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

19. Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns, and the Director and his or her heirs, administrators, executors, other legal representatives and permitted assigns, whether so expressed or not.

20. No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right under this Agreement constitute a continuing waiver of the same or a waiver of any other right hereunder.

21. Further Assurances. The Director hereby agrees to take whatever additional action and execute and deliver all agreements, instruments and other documents the Company may deem necessary or advisable to carry out or effect any of the obligations or restrictions imposed on the Director or the Award pursuant to the express provisions of the Agreement and/or the Plan.

22. Definition of Terms. Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to them under the Plan.

23. Entire Agreement. This Agreement and the Plan constitute the entire understanding and agreement between the parties hereto with regard to the subject matter hereof, and they supersede all other negotiations, understandings and representations (if any) made by and between such parties.

[signatures appear on the following page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Director has hereunder set his hand, all as of this      day of             , 20    .

ATTEST:	PEPCO HOLDINGS, INC.

By:	By:

Name:	Name:
Title:	Title:

DIRECTOR:

Printed Name: